Exhibit 99.1

Press Contacts:

Julie Henderson

jhenderson@21cf.com

310.369.0773

Nathaniel Brown

nbrown@21cf.com

212.852.7746

Investor Relations:

Reed Nolte

rnolte@21cf.com

212.852.7092

Joe Dorrego

jdorrego@21cf.com

212.852.7856

FOR IMMEDIATE RELEASE

21ST CENTURY FOX WITHDRAWS ITS PROPOSAL

TO ACQUIRE TIME WARNER INC.

Board of Directors Authorizes $6 Billion Share Repurchase Program

New York, NY - August 5, 2014 - 21st Century Fox (NASDAQ: FOXA, FOX) today announced that it has withdrawn its proposal to acquire Time Warner Inc.

Chairman and CEO Rupert Murdoch commented:

"We viewed a combination with Time Warner as a unique opportunity to bring together two great companies, each with celebrated content and brands. Our proposal had significant strategic merit and compelling financial rationale and our approach had always been friendly. However, Time Warner management and its Board refused to engage with us to explore an offer which was highly compelling. Additionally, the reaction in our share price since our proposal was made undervalues our stock and makes the transaction unattractive to Fox shareholders. These factors, coupled with our commitment to be both disciplined in our approach to the combination and focused on delivering value for the Fox shareholders, has led us to withdraw our offer.

"21st Century Fox's future has never been brighter. The strength of our leading franchises, combined with the power of our emerging growth businesses and the leadership positions of our international enterprises put us on a path for even greater success."

The Board today authorized a $6 billion share repurchase program. The repurchase of an additional $6 billion of Class A Common Stock is expected to be completed in the next 12 months.

Mr. Murdoch continued, "This significant return of capital underscores the Company's ongoing commitment to disciplined capital allocation and returning value to shareholders in a meaningful way."

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations based on certain risks or other factors which are contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

About 21st Century Fox

21st Century Fox is the world's premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.5 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR India, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.